Exhibit 99.1

Boardwalk Pipeline Partners Announces Plan to Sell $700 Million of Equity to Loews Corporation
HOUSTON--(BUSINESS WIRE)--March 17, 2008--Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today that it plans to sell $700 million of new equity to Loews Corporation, which owns approximately 70% of Boardwalk Pipeline, including its general partner. The investment would be made primarily through the sale of newly created Class B limited partnership units of Boardwalk Pipeline. The Boards of Directors of Boardwalk Pipeline's general partner and Loews have authorized the investment, subject to approval by the Conflicts Committee of Boardwalk Pipeline's general partner, as well as the completion of definitive documentation. The transaction is expected to close by June 30, 2008.

Although the final terms of the transaction are subject to further negotiation and the review and approval by the Conflicts Committee, it is anticipated that the investment will have the following terms:

• Loews would acquire newly created Class B limited partnership units of Boardwalk Pipeline for $686 million and would contribute an additional $14 million on behalf of Boardwalk Pipeline's general partner to maintain its 2% general partner interest;

• the Class B units would share in quarterly distributions with the holders of Boardwalk Pipeline's common units, up to a maximum return on the Class B units of 1% per quarter (4% per annum, or approximately $27.4 million per year, not including distributions in respect of the 2% general partner interest); and

• beginning five years after issuance, the Class B units would be convertible by the holder into an aggregate of 22,866,667 common units of Boardwalk Pipeline, representing a conversion price of $30 per common unit.

"We are extremely pleased to announce this investment, which represents a significant equity contribution for Boardwalk in today's unsettled markets," said Rolf Gafvert, Chief Executive Officer of Boardwalk Pipeline. "This investment provides economic benefits for both Loews and Boardwalk and demonstrates Loews's continued recognition of the long-term value creation associated with the current expansion program."

Boardwalk Pipeline intends to use the proceeds of approximately $700 million to fund a portion of the costs of its ongoing pipeline expansion projects.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,550 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 155 Bcf.

Statements in this press release that contain "forward-looking statements" include, but are not limited to, statements using the words "believes", "expects", "plans", "intends", "anticipates", "proposes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected, including that the investment in Class B Units may not be completed or may be completed on terms that differ from those described in this press release. A discussion of the other risk factors that could impact Boardwalk Pipeline's overall business and financial performance can be found in Boardwalk Pipeline's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Boardwalk Pipeline expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in Boardwalk Pipeline's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

CONTACT: Boardwalk Pipeline Partners, LP, Houston
Jamie Buskill, 270-688-6390
 Sr. Vice President and Chief Financial Officer
or
Petra Tabor, 866-913-2122
Investor Relations

SOURCE: Boardwalk Pipeline Partners, LP